Exhibit 5.1

May 5, 2016
Rovi Corporation
2 Circle Star Way
San Carlos, California 94070

Ladies and Gentlemen:
We have acted as counsel to Rovi Corporation, a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 6,000,000 shares (the “2008 Equity Plan Shares”) of the Company’s common stock, par value $0.001 per share, to be issued pursuant to the Rovi Corporation 2008 Equity Incentive Plan, as amended (the “2008 Equity Plan”) and (ii) 6,500,000 shares (the “ESPP Shares”) of the Company’s common stock, par value $0.001 per share, to be issued pursuant to the Rovi Corporation 2008 Employee Stock Purchase Plan, as amended (the “ESPP”).

In connection with this opinion, we have examined (a) the Registration Statement and the related prospectuses for the 2008 Equity Plan and the ESPP, (b) the Company’s Certificate of Incorporation, as amended, the Company's Bylaws, as amended, each as currently in effect, (c) the 2008 Equity Plan, (d) the ESPP, and (e) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2008 Equity Plan Shares and the ESPP Shares, when sold and issued in accordance with the 2008 Equity Plan and the ESPP, respectively, and the Registration Statement and applicable related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Jon Gavenman
Jon Gavenman